SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 14, 2006

SOUTHCREST FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	000-51287	58-2256460
(State or Other Jurisdiction	Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

600 North Glynn Street, Suite B, Fayetteville, GA	30214
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(770) 461-2781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director; Election of Director; Compensatory Arrangements

On December 14, 2006, Director Robert P. Cravey retired from the Board of Directors of SouthCrest Financial Group, Inc. (“SouthCrest” or “the Company”). Mr. Cravey has not expressed any disagreement with the operations, policies or practices of SouthCrest. SouthCrest and its Board of Directors thanks Mr. Cravey for his service to SouthCrest.

At its regular meeting held December 14, 2006, the Board of Directors elected Joan B. Cravey to fill Mr. Cravey’s seat, scheduled to expire in 2007. Joan Cravey is an attorney and a native Atlantan. She has practiced complex corporate litigation for the past twenty years, the majority of that time with Troutman Sanders LLP in Atlanta, Georgia. She is the daughter of Zack D. Cravey, Jr., a SouthCrest Director and a founding Board Member of Bank of Upson, the predecessor to SouthCrest and now a wholly-owned subsidiary of the Company, and the niece of Robert P. Cravey, who served as Bank of Upson’s Chairman of the Board for more than forty years. Joan obtained her Bachelor of Arts in European history and English literature from Vanderbilt University and graduated cum laude from the University of Georgia School of Law in 1985. She is a member of the State Bar of Georgia, the Capital City Club, and Northside Methodist Church.

As an outside Director for SouthCrest, Ms. Cravey will serve as a member of the Compensation Committee, and will receive board fees in the amount of $1,500 per bimonthly meeting attended. She was also elected to the Board of Directors of Bank of Upson, and will receive board fees totaling $1,000 per monthly meeting attended.

Also at its regular meeting, the outside board members acting in their capacity as the Compensation Committee, approved the following compensation changes for 2007 and incentive payments for 2006:

		Annual Salaries
Named Executive	Position	2006	2007	Increase	Percentage Increase	2006 Incentive Payment
Daniel W. Brinks	Chairman	$275,000	$300,000	$25,000	9.1%	$120,000
Larry T. Kuglar	President and Chief Executive Officer	187,000	200,000	13,000	7.0%	100,000
Douglas J. Hertha	Chief Financial Officer	132,500	150,000	17,500	13.2%	60,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHCREST FINANCIAL GROUP, INC.

Dated: December 20, 2006	By:	/s/ Douglas J. Hertha
Douglas J. Hertha
Chief Financial Officer